Exhibit 3.37(b)

Hillary B. Miller, ESQ: JURIS NO. 308011

112 Parsonage Road

Greenwich, Connecticut 06830-3942

(203) 661-6262

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 04/30/1999
991171025 - 3032408

CERTIFICATE OF OWNERSHIP AND
MERGER
- of -

MONETARY MANAGEMENT OF
CALIFORNIA, INC.

(a California corporation)
- into -
MMCAL, INC.
(a Delaware corporation)

The undersigned hereby certifies that:

1.                   MONETARY MANAGEMENT OF CALIFORNIA, INC. (“Calcorp”) is a corporation of the State of California, the laws of which permit a merger of a corporation of that jurisdiction with a corporation of another jurisdiction.

2.                   Calcorp, as the owner of all of the outstanding shares of each class of the stock of MMCAL, INC., a corporation of the State of Delaware (“Delcorp”), hereby merges itself into Delcorp.

3.                   The following is a copy of the resolutions adopted on the 23rd day of April, 1999, by the Boards of Directors of Calcorp and Delcorp to merge Calcorp into Delcorp:

RESOLVED, That Monetary Management of California, Inc., a California corporation (“Calcorp”), be reincorporated in the State of Delaware by merging itself into MMCAL, INC., a Delaware corporation (“Delcorp”), pursuant to the laws of the State of California and the State of Delaware as hereinafter provided, so that the separate existence of Calcorp shall cease as soon as the merger shall become effective, and thereupon Calcorp and Delcorp will become a single corporation, which shall continue to exist under, and be governed by, the laws of the State of Delaware.

RESOLVED, That the terms and conditions of the proposed merger are as follows:

(a)  From and after the effective time of the merger, all of the estate, property, rights, privileges, powers and franchises of Calcorp shall become

Certificate of Ownership and Merger

vested in and be held by Delcorp as fully and entirely and without change or diminution as the same were before held and enjoyed by Calcorp, and Delcorp shall assume all of the obligations of Calcorp.

(b)  Each issued share of common stock of Calcorp shall be converted into one-tenth (1/10) share of common stock, no par value, of Delcorp; and, from and after the effective time of the merger, the holders of all of said issued shares of common stock of Calcorp shall automatically be and become holders of shares of Delcorp upon the basis above specified, whether or not certificates representing said share are then issued and delivered.

(c)  After the effective time of the merger, each holder of record of any outstanding certificate or certificates theretofore representing common stock of Calcorp may surrender the same to Delcorp at its principal office in Berwyn, Pennsylvania, and such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing an equal number of shares of common stock of Delcorp.  Until so surrendered, each outstanding certificate which prior to the effective time of the merger represented one or more shares of common stock of Calcorp shall be deemed for all corporate purposes to evidence ownership of an equal number of shares of common stock of Delcorp.

(d)  From and after the effective time of the merger, the Certificate of Incorporation of Delcorp shall be the Certificate of Incorporation of Delcorp as in effect immediately prior to such effective time, except that article FIRST thereof, relating to the name of the corporation, is hereby amended and changed to read as follows at the effective time of the merger:

FIRST: The name of the Corporation is:

MONETARY MANAGEMENT OF CALIFORNIA, INC.

and said Certificate of Incorporation, as herein amended and changed, shall continue in full force and effect until further amended and changed in the manner prescribed by the provisions of the General Corporation Law of the State of Delaware.

(e)  From and after the effective time of the merger, the By-Laws of Delcorp shall be the By-Laws of Calcorp as they were in effect immediately prior to such effective time.

(f)  The members of the Board of Directors and officers of Delcorp shall be the members of the Board of Directors and officers of Calcorp immediately before the effective time of the merger.

(g)  From and after the effective time of the merger, the assets and liabilities of Calcorp shall be entered on the books of Delcorp at the amounts at which they shall be carried at such time on the books of Calcorp, subject to such inter-corporate adjustments and eliminations, if any, as may be required to give effect to the merger, and subject to such action as may be taken by the Board of Directors of Delcorp in accordance with generally accepted accounting principles, the capital and surplus of Delcorp shall be equal to the capital and surplus of Calcorp.

RESOLVED, That, in the event that the proposed merged shall not be terminated, the proper officers of Calcorp be, and they hereby are, authorized and directed to make and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions to merge itself into Delcorp, and the date of adoption thereof, and to cause the same to be filed and recorded as provided by law, and to do all acts and things whatsoever, within the

States of California and Delaware and in any other appropriate jurisdiction necessary or proper to effect this merger.

4.                    The proposed merger herein certified has been adopted, approved, certified, executed and acknowledged by Calcorp in accordance with the laws under which it is organized.

On the date set forth below, in the Township of Berwyn in the Commonwealth of Pennsylvania, the undersigned does hereby declare under the penalty of perjury that he signed the foregoing certificate in the official capacity set forth beneath his signature, and that the statements set forth in said certificate are true of his own knowledge.

Dated: April 23, 1999

MONETARY MANAGEMENT OF CALIFORNIA, INC.

	By:	/s/ Donald F. Gayhardt
Donald F. Gayhardt
President